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Exhibit 23(d-13)

                              AMENDED AND RESTATED
                             SUB-ADVISORY AGREEMENT
                         PACIFIC CAPITAL SMALL CAP FUND

          THIS AMENDED AND RESTATED SUB-ADVISORY AGREEMENT (the "Agreement") is made as of June 14, 2006 among Pacific Capital Funds, a Massachusetts business trust (the "Trust"), the Asset Management Group of Bank of Hawaii (the "Adviser"), and Nicholas-Applegate Capital Management, a California limited partnership ("Sub-Adviser").

          WHEREAS, the Trust is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Adviser has been appointed investment adviser to the Trust's Pacific Capital Small Cap Fund series (the "Fund") pursuant to a Sub-Advisory Agreement dated as of January 31, 2001, as amended from time to time (collectively, the "Current Agreement");

          WHEREAS, the parties wish to revise the Current Agreement in certain respects;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree that the Current Agreement is hereby amended and restated in its entirety as follows:

          1. Appointment. The Adviser hereby appoints Sub-Adviser to act as sub-adviser to the Fund as permitted by the Adviser's Advisory Agreement with the Trust pertaining to the Fund. Intending to be legally bound, Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

          2. Sub-Advisory Services. Subject to the supervision of the Trust's Board of Trustees, Sub-Adviser will assist the Adviser in providing a continuous investment program with respect to the portion of the Fund's investment portfolio designated from time to time by the Adviser by written notice to the Sub-Adviser (the "Account"), including investment research and management with respect to all securities and investments and cash equivalents in the Account. Sub-Adviser will provide services under this Agreement in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's prospectus and resolutions of the Trust's Board of Trustees applicable to the Fund.

               (a) The parties acknowledge and agree that portions of the assets of the Fund have heretofore been managed by Sub-Adviser using its "small cap value" style of asset management (the "Value Style") and its "systematic small cap style"

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of asset management (the "Systematic Style"). Subject to the limitation in the next sentence of this sub-paragraph (a), the portion of the Account's assets managed using each such Style shall be determined by the Adviser after consultation with Sub-Adviser. Notwithstanding the previous sentence of this sub-paragraph (a), however, the total assets managed by Sub-Adviser using the Value Style shall not, without Sub-Adviser's consent, at any time (the "Calculation Time") exceed an amount equal to(A) $175 million dollars ($175,000,000), which the parties agree was the total asset value of the assets of the Fund being managed using the Value Style as of the commencement of business on June 13, 2006 (the "Total Assets"), plus or minus (B) an amount reasonably agreed upon by the parties to reflect the appreciation or depreciation in the Total Assets (as the case may be) as of the Calculation Time assuming the Total Assets had continued to be invested in the Fund and had continued to be managed using the Value Style since June 13, 2006, without regard to expenses of the Fund and assuming no dividends or distributions with respect to the Total Assets.

               (b) Without limiting the generality of the foregoing provisions of this section 2, Sub-Adviser further agrees that it will, with respect to the
Account:

                    (1) determine from time to time what securities and other investments will be purchased, retained or sold for the Account;

                    (2) manage in consultation with the Adviser the Account's temporary investments in securities;

                    (3) place orders pursuant to its investment determinations for the Account either directly with the issuer or with any broker or dealer;

                    (4) not purchase shares of the Fund for itself or for accounts with respect to which it exercises sole investment discretion in connection with such transactions except as permitted by the Trust's Board of Trustees or by federal, state and local law;

                    (5) manage the Account's overall cash position;

                    (6) attend regular business and investment-related meetings with the Trust's Board of Trustees and the Adviser if requested to do so by the Trust and/or the Adviser; and

                    (7) maintain books and records with respect to the securities transactions for the Account, furnish to the Adviser and the Trust's Board of Trustees such periodic and special reports as they may request with respect to the Account, and provide in advance to the Adviser all reports to the Board of Trustees for examination and review within a reasonable time prior to the Trust's Board meetings.


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          3. Covenants by Sub-Adviser. Sub-Adviser agrees with respect to the services provided to the Account that it will:

               (a) conform with all Rules and Regulations of the Securities and Exchange Commission;

               (b) telecopy trade information to the Adviser on the first business day following the day of the trade and cause broker confirmations to be sent directly to the Adviser; and

               (c) treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present or potential shareholders, and not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

          4. Services Not Exclusive. Except as provided herein, the services furnished by Sub-Adviser hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent Sub-Adviser from acting as investment adviser or manager for any other person or persons, including other management investment companies, or (ii) limit or restrict Sub-Adviser from buying, selling or trading any securities or other investments (including any securities or other investments which the Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that Sub-Adviser agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

          5. Portfolio Transactions. Investment decisions for the Account shall be made by Sub-Adviser independently from those for any other investment companies and accounts advised or managed by Sub-Adviser. The Account and such investment companies and accounts may, however, invest in the same securities. When a purchase or sale of the same security is made at substantially the same time on behalf of the Account and/or another investment company or account, the transaction will be averaged as to price, and available investments allocated as to amount, in a manner which Sub-Adviser believes to be equitable to the Account and such other investment company or account. In some instances, this investment procedure may adversely affect the price paid or received by the Account or the size of the position obtained or sold by the Account. To the extent permitted by law, Sub-Adviser may aggregate the securities to be sold or purchased for the Account with those to be sold or purchased for other investment companies or accounts in order to obtain best execution.


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          Sub-Adviser shall place orders for the purchase and sale of portfolio securities and will solicit broker-dealers to execute transactions in accordance with the Fund's policies and restrictions regarding brokerage allocations. Sub-Adviser shall place orders pursuant to its investment determination for the Account either directly with the issuer or with any broker or dealer selected by Sub-Adviser. In executing portfolio transactions and selecting brokers or dealers, Sub-Adviser shall use its reasonable best efforts to seek the most favorable execution of orders, after taking into account all factors Sub-Adviser deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

          Consistent with this obligation, Sub-Adviser may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Account and/or other accounts over which Sub-Adviser or any of its affiliates exercises investment discretion. Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Account which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser's overall responsibilities to the Fund and to its other accounts. In no instance will portfolio securities be purchased from or sold to Sub-Adviser, or the Fund's principal underwriter, or any affiliated person thereof except as permitted by the Securities and Exchange Commission.

          6. Books and Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

          7. Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Account.

          8. Compensation. For the services provided and the expenses assumed with respect to the Fund pursuant to this Agreement, the Sub-Adviser will be entitled to a fee, computed daily and payable quarterly directly by the Trust, calculated as follows: for the assets managed using the Value Style, 0.60% on the first $50 million of average daily


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net assets and 0.55% on average daily net assets in excess of $50 million; and
for the assets managed using the Systematic Style, 0.70% of average daily net assets.

          9. Standard of Care; Limitation of Liability. Sub-Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, but shall not be liable for any action taken or omitted by Sub-Adviser in performance of services rendered hereunder in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

          10. Reference to Sub-Adviser. Neither the Adviser nor any of its affiliates or agents shall make reference to or use the name of Sub-Adviser or any of its affiliates, or any of their clients, in any advertising or promotional materials without the prior approval of Sub-Adviser, which approval shall not be unreasonably withheld or delayed; provided, however, that no such approval shall be required for references in the Fund's registration statement, shareholder reports and regulatory filings concerning the identity of and services provided by Sub-adviser to the Fund; and provided further, that such approval with respect to substantially identical advertising and promotional materials shall be required only with respect to the first use of such materials.

          11. Duration and Termination. Unless sooner terminated, this Agreement shall continue automatically for successive annual periods ending on November 30 of each calendar year, provided such continuance is specifically approved at least annually by the Trust's Board of Trustees or vote of the lesser of (a) 67 % of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy, or (b) more than 50% of the outstanding shares of the Fund, provided that in either event its continuance also is approved by a majority of the Trust's Trustees who are not "interested persons " (as defined in the 1940 Act) of any party to this Agreement (the "Disinterested Trustees"), by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time without penalty, on 60 days' notice, by Adviser, Sub-Adviser or by the Trust's Board of Trustees or by vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy, or (b) more than 50% of the outstanding shares of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

          12. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective with respect to the Fund until approved by the vote of both (i) a majority of the outstanding voting securities of the Fund, if required by the 1940 Act, and (ii) a majority of the Disinterested Trustees cast in person at a meeting called for the purpose of voting on such approval.


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          13. Notice. Any notice, advice or report to be given pursuant to this
Agreement shall be delivered or mailed:

               To Sub-Adviser at:

                    Nicholas-Applegate Capital Management
                    600 West Broadway, 29th Floor
                    San Diego, California 92101
                    Attention: General Counsel

               To the Adviser at:

                    Asset Management Group of
                    Bank of Hawaii
                    111 South King Street
                    Honolulu, Hawaii 96813
                    Attention: Chief Investment Officer

               To the Trust at:

                    Pacific Capital Funds
                    c/o BISYS Fund Services
                    3435 Stelzer Road
                    Columbus, Ohio 43219-3035
                    Attention: President

          14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the Commonwealth of Massachusetts.

          15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          16. Personal Liability. The names "Pacific Capital Funds" and "Trustees" refer respectively to the Trust created and to the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 30, 1992 to which reference is hereby made and a copy of which is


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on file at the office of the Secretary of State of The Commonwealth of
Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Pacific Capital Funds" entered into in the name or on behalf hereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        ASSET MANAGEMENT GROUP OF BANK OF HAWAII


                                        By: /s/ Jordan T. Ige
                                            ------------------------------------
                                        Name:   Jordan T. Ige
                                               ---------------------------------
                                        Title:  Senior Vice President
                                               ---------------------------------


                                        NICHOLAS-APPLEGATE CAPITAL MANAGEMENT


                                        By: /s/ Charles H. Field, Jr.
                                            ------------------------------------
                                        Name:   Charles H. Field, Jr.
                                               ---------------------------------
                                        Title:  General Counsel
                                               ---------------------------------


                                        PACIFIC CAPITAL FUNDS


                                        By: /s/ William P. Henry, Jr.
                                            ------------------------------------
                                        Name:   William P. Henry, Jr.
                                               ---------------------------------
                                        Title:  President
                                               ---------------------------------


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